Exhibit p.8

FIR TREE CAPITAL MANAGEMENT LP

Code of Ethics

This document is the confidential property of Fir Tree Capital Management LP (“Fir Tree”). It is solely intended for the confidential use and reference of employees of Fir Tree. It may not be copied or distributed to any third parties outside of Fir Tree, and must be returned Fir Tree upon request, or upon termination of employment.

October 2022

TABLE OF CONTENTS

Introduction	3

Covered Persons	3

Guiding Principles and Standards of Conduct	3

Confidentiality	4

Insider Trading Policy	5

Personal Trading	8

Front-Running, Scalping and Market Manipulation	9

Rumors	9

Outside Business Activities and Diversion of Firm Business or Investment Opportunities	9

Loans	9

Dealings with Government and Industry Regulators	10

Dealings with Internal Investigations	10

Whistleblower Policy	10

Improper Use of Fir Tree Property	11

Use of Electronic Communications	11

Protection of Fir Tree’s Name	12

Covered Person Involvement in Litigation or Proceedings	12

Background Checks And Disciplinary Questionnaire	12

Maintenance of Code of Ethics	12

Covered Person Acknowledgements	12

Exhibit A – Personal Securities Transactions Policy	13

Exhibit B – Maintenance of the Code of Ethics Policy	17

INTRODUCTION

This Code of Ethics (together with the exhibits attached, “Code of Ethics”) is based on the principle that Fir Tree Capital Management LP (“Fir Tree” or “Firm”) owes a fiduciary duty to its clients. Currently, Fir Tree’s clients are private investment funds and co-investment funds (collectively, the “Fund(s)”) and separately managed accounts (the “Account(s)”). In this document, the Funds and Accounts are collectively referred to as “Clients.” When appropriate, references will also be made with respect to the underlying investors in the Clients (“investors”).

As fiduciaries, Fir Tree and Fir Tree’s partners, officers, directors (or others occupying a similar status or performing similar functions) and employees (collectively, “Employees” or “you”) must conduct themselves with integrity and avoid activities, interests and relationships that run contrary (or appear to run contrary) to the best interests of our Clients.

A violation of any part of the Code of Ethics may result in termination of employment (or other affiliation with Fir Tree) and appropriate remedy available under law. Any questions with respect to the Code of Ethics should be directed to the Chief Compliance Officer (“CCO”). As discussed in greater detail below, Employees must promptly report any violations of the Code of Ethics to the CCO.

This policy is meant to cover the requirements of Investment Advisers Act Rule 204A-1 and Investment Company Act Rule 17j-1.

COVERED PERSONS

This Code of Ethics covers all of Fir Tree’s Employees as well as certain long-term temporary workers, consultants, independent contractors and any other persons deemed necessary by the CCO. Collectively, individuals covered by the Code of Ethics will be referred to as “Covered Persons.” The CCO may exempt any Covered Person from complying with one or more provisions of this Code of Ethics if the CCO determines that, based on the Covered Person’s position and relationship with Fir Tree, the Covered Person need not (or it would not be reasonably practicable for the Covered Person to) comply with the exempt provision(s). The CCO will be responsible for maintaining a list of all Covered Persons.

GUIDING PRINCIPLES AND STANDARDS OF CONDUCT

The following set of principles frame the professional and ethical conduct that Fir Tree expects from its Covered Persons:

•

Act with integrity, competence, diligence, respect, and in an ethical manner with the public, Clients, prospective Clients, third-party service providers, fellow Employees, colleagues in the investment profession, and other participants in the industry;

•

Place the interests of Clients above one’s own personal interests. In other words, Fir Tree and Covered Persons may not benefit at the expense of Clients. This concept is particularly relevant if a Covered Person is making personal investment decisions in securities traded by Clients, or the selection of a service or service provider for the benefit of Clients;

•	Adhere to the fundamental standard that you should not take inappropriate advantage of your position;

•	Disclose to Compliance, and attempt to avoid, any actual or potential conflict of interest;

•	Conduct all personal securities transactions in a manner consistent with this Code of Ethics;

•	Report all relevant outside business activity to the CCO or General Counsel;

•

Use reasonable care and exercise independent professional judgment when conducting investment analyses, making investment recommendations, taking investment actions, and engaging in other professional activities;

•	Maintain and improve your professional competence; and

•	Comply with applicable provisions of all securities laws and the terms of this Code of Ethics.

CONFIDENTIALITY

Covered Persons will gain access to confidential information concerning Fir Tree, its Employees, Clients and investors, including, but is not limited to, (1) private or proprietary information relating to Fir Tree and its Employees such as business plans, contracts, financial information, new product plans, computer programs, formulas, work of authorship, private Employee information and accounting information and (2) Client and investor information, including trading strategies and plans, investment holdings, potential activist intentions on an investment position, non-public investment positions, trading histories, performance histories, investment management agreements, information relating to proxies and voting decisions, asset allocation models and algorithms, research and opinions, analyses, estimates and recommendations and other investment terms and private Client and investor information. Covered Persons are expressly prohibited from removing such confidential information from the workplace or sharing it with others outside of Fir Tree other than for valid business purpose in connection with his or her employment or affiliation with Fir Tree.

Covered Persons are required to sign a Confidentiality Agreement and may be required to sign a Non-Solicitation Agreement (collectively, “Restrictive Agreements”) at the time of hire (or such other suitable point of time for non-Employees). Failure to abide by the terms of this confidentiality policy and the Restrictive Agreements may lead to disciplinary action up to, and including, termination of employment (or other affiliation with Fir Tree) and appropriate remedy available under law.

INSIDER TRADING POLICY

“Insider trading” law is derived from statutes and rules prohibiting fraud in connection with the purchase or sale of securities and generally prohibits trading, either personally or on behalf of others, on the basis of material, non-public information or communicating material, non-public information to others in violation of the law. In the past, securities laws have been interpreted to prohibit, among others, the following activities:

•	Trading by an insider while in possession of material, non-public information;

•	Trading by a non-insider while in possession of material, non-public information, where the information was disclosed to the non-insider in violation of an insider’s duty to keep it confidential; or

•	Communicating material, non-public information to others in breach of duty of trust and confidence.

Fir Tree’s Insider Trading Policy applies to all Covered Persons.

What Information is Material?

Individuals may not be held liable for trading on inside information unless the information is material. “Material information” is generally defined as information for which there is a substantial likelihood that an investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities.

Advance knowledge of the following types of information is generally regarded as “material”:

•	Dividend or earnings announcements;

•	Write-downs or write-offs of assets;

•	Additions to reserves for bad debts or contingent liabilities;

•	Expansion or curtailment of company or major division operations;

•	Merger, joint venture announcements;

•	Changes in management or contest for corporate control;

•	Pending activist intents from outside investors;

•	New product/service announcements;

•	Discovery or research developments;

•	Status of regulatory approvals (e.g., FDA);

•	Criminal, civil and government investigations and indictments;

•	Major litigation or liquidity problems;

•	Pending labor disputes;

•	Debt service or liquidity problems;

•	Bankruptcy or insolvency problems;

•	Future rating change by analyst;

•	Tender offers, stock repurchase plans;

•	Knowledge of settlement negotiations or pending settlements, or

•	Recapitalization.

Information provided by a company could be material because of its expected effect on a particular class of a company’s securities, all of the company’s securities, the securities of another company, or the securities of several companies. The misuse of material, non-public information applies to all types of securities, including equity, debt, commercial paper, government securities and options. The preceding narrative on potential sources of material, non-public information should not be construed as complete. If you have any question regarding the materiality of information received, you must immediately contact the CCO.

What Information is Non-Public?

In order for issues concerning insider trading to arise, information must not only be material, but also non-public. “Non-public” information generally means information that has not been available to the investing public.

Once material, non-public information has been effectively distributed to the investing public, it is no longer classified as material, non-public information. However, the distribution of non-public information must occur through commonly recognized channels for the classification to change from non-public to public. In addition, the information must not only be publicly disclosed, there must be adequate time for the public to receive and digest the information. Lastly, non-public information does not change to public information solely by selective dissemination. For example, information disclosed to only a few analysts or consultants is not public, unless it has also been made available in some other public forum.

Covered Persons must be aware that even where there is no expectation of confidentiality, a person may become subject to insider trading law upon receiving material, non-public information. Whether the “tip” made to the Covered Person makes him/her a “tippee” depends on whether the “tipper” knowingly or recklessly discloses material non-public information with expectation of receiving a personal benefit, either directly or indirectly, from the disclosure.

The “benefit” is not limited to a present or future monetary gain; it could be a reputational benefit, an expectation of a quid pro quo from the recipient by a gift of the information or a desire to “gift” the information to a friend or family member. In some cases, Covered Persons may also become insiders or tippees if they obtain material, non-public information by happenstance (e.g., at social gatherings, by overhearing conversations).

Potential Sources of Material, Non-Public Information

Covered Persons may, knowingly or unknowingly, receive material, non-public information from various sources, including:

•	Current or former corporate insiders (e.g., officers, directors, employees);

•	Fir Tree investors that are potential corporate insiders (e.g., officers, directors, employees);

•	Steering or Creditor Committee participation;

•	Social network (e.g., friends and family);

•	Brokers and traders;

•	Idea dinners;

•	Other funds’ portfolio managers or traders; or

•	Research analysts, third-party consultants, or expert networks.

Obligations of Covered Persons

Determining whether a person engaged in insider trading requires consideration of various facts and circumstances. In addition, individuals and firms engaging in insider trading are subject to severe penalties, including criminal charges and jail terms. Accordingly, all Covered Persons must be vigilant about avoiding and handling material, non-public information and each Covered Person must follow the following procedures. Covered Persons shall:

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Immediately inform the General Counsel if you have questions as to whether or not you are in possession of material, non-public information. The General Counsel will determine whether the information is, in fact, material and non-public among other relevant facts and circumstances. The General Counsel will recommend an appropriate course of action, including securing any physical or electronic record of the material, non-public information and adding the relevant company to Fir Tree’s Restricted List or Watch List;

•

Immediately report any actual or potential receipt of material, non-public information to the General Counsel and do not proceed with any further research or trading with respect to the company involved until the General Counsel informs you of the appropriate course of action;

•

Not trade the securities (including buying, selling or transferring) - for Clients or personally - of any company in which you or anyone else at Fir Tree possesses or may possess material, non-public information about the company or any other companies (particularly those in the same industry or sector) that could be reasonably impacted by such material, non-public information;

•

Not recommend anyone else to trade the securities of any company in which you or anyone else at Fir Tree possesses or may possess material, non-public information about the company or of any other companies in the same industry sector that could be impacted by such material, non-public information;

•	Not discuss any actual or potential material, non-public information with anyone outside Fir Tree (other than professional advisors) unless specifically authorized by the General Counsel;

•	Not trade (or recommend someone else to trade) the securities - for Clients or personally - of any of the issuers on the Restricted List or, without prior approval by Compliance, on the Watch List;

•	Not discuss whether or not a company is on the Restricted List or Watch List with others outside of Fir Tree (other than professional advisors);

•	Not discuss any actual or potential material, non-public information with other Covered Persons, except as specifically required by their position at Fir Tree; and

•

Not engage in securities transactions of any company, except in accordance with Fir Tree’s Personal Securities Transactions Policy and all applicable securities laws, and submit all required reports in accordance with the Personal Securities Transaction Policy.

Communication with Outside Parties

Given the heightened focus by the regulators on communication among investment advisers, the media and family offices (collectively “Outside Parties”), all Covered Persons must remain particularly vigilant when communicating with other Outside Parties, including other hedge fund or private equity managers. While communicating with such Outside Parties are, in most instances, legitimate part of our research process and may benefit our Clients, Covered Persons must be careful so as to not provide or receive material, non-public information. Generally, all Covered Persons are strictly prohibited from discussing any material, non-public information or confidential information with Outside Parties under any circumstances, including in connection with (a) conducting investment research or making investment decisions for Clients, (b) making personal investments or (c) during social interactions, without the express consent of the General Counsel.

This prohibition applies to material non-public information held by you as well as those held by Fir Tree or other Covered Persons. Accordingly, each Covered Person must at all times be familiar with the companies listed on Fir Tree’s Restricted List and Watch List, which includes names of issuers whose securities Fir Tree and its Covered Persons may not trade without Compliance pre-approval for various reasons, including the actual or potential possession of material, non-public information by Fir Tree.

PERSONAL TRADING

In order to minimize conflicts of interest and uphold Fir Tree’s fiduciary obligation to its Clients, Fir Tree generally prohibits its Covered Persons from engaging in personal trading of securities, whether publicly traded or privately held, except in certain limited instances in accordance with the Personal Securities Transactions Policy which is attached as Exhibit A to this Code of Ethics. All Employees and applicable Covered Persons must become knowledgeable of the various requirements of the Personal Securities Transactions Policy and follow all of its requirements.

FRONT-RUNNING, SCALPING AND MARKET MANIPULATION

Front-running involves entering a trade to take advantage of advance knowledge of pending orders from other investors. Scalping is the practice of purchasing a security for one’s own account shortly before recommending that security for investment and then immediately selling the security at a profit following the rise in price after the recommendation. Covered Persons are prohibited from front-running, scalping trades or any other form of market manipulation.

RUMORS

Covered Persons are prohibited from disseminating false, misleading or unsubstantiated information in an effort to manipulate the price of securities. Intentionally spreading such rumors is a violation of the Code of Ethics and the principles underlying the federal securities laws. Covered Persons violating these prohibitions may be subject to sanctions including termination of employment or other affiliation with Fir Tree.

OUTSIDE BUSINESS ACTIVITIES AND DIVERSION OF FIRM BUSINESS OR INVESTMENT OPPORTUNITIES

Covered Persons are prohibited from engaging in outside business activities, serving on boards of directors, making investment decisions on behalf of non-Clients, and participating in investment clubs without the approval of the CCO. All pre-clearance requests must be submitted to Compliance via ComplianceAlpha.

No Covered Person may acquire, or receive personal gain or profit from, any business opportunity that comes to his or her attention as a result of his or her association with Fir Tree and in which he or she knows Fir Tree might be expected to participate or have an interest, without (a) disclosing in writing all necessary facts to the CCO, (b) offering the particular opportunity to Fir Tree, and (c) obtaining written authorization to participate in the opportunity from the CCO. Similarly, Covered Persons must obtain prior written consent of the CCO prior to making (directly or indirectly through others) an investment in an opportunity which was considered by the Firm for the Clients but for any reason the opportunity was deemed unsuitable for the Clients.

Any personal or family interest of a Covered Person in any Fir Tree business activity or transaction must be immediately disclosed to the CCO. For example, if a Covered Person becomes aware that a transaction being considered or undertaken by Fir Tree may benefit, either directly or indirectly, the Covered Person or his or her family member, the Covered Person must immediately disclose this possibility to the CCO.

LOANS

No Covered Person may borrow funds from or become indebted to any person, business or company having business dealings or a relationship with Fir Tree except with respect to customary personal loans (e.g., home mortgage loans, automobile loans, student loans) without prior approval from the CCO. No Covered Person may use Fir Tree’s name, position in a particular market or goodwill to receive any benefit on loan transactions without the prior express written consent of the CCO.

DEALINGS WITH GOVERNMENT AND INDUSTRY REGULATORS

Fir Tree prohibits payments of any kind by it, Covered Persons or any agent or other intermediary to any government official, self-regulatory official, corporation or other similar person or entity, within the United States or abroad, for the purpose of obtaining or retaining business, or for the purpose of influencing favorable consideration of any application for a business activity or other matter. Fir Tree’s Anti-Bribery policy covers all types of payments, even to minor government officials and industry regulators. This policy encourages Covered Persons to avoid even the appearance of impropriety in their dealings with industry and government regulators and officials.

DEALINGS WITH INTERNAL INVESTIGATIONS

All Covered Persons are required to cooperate fully with management in connection with any internal or independent investigation and any claims, actions, arbitrations, litigations, investigations or inquiries brought by or against Fir Tree. Covered Persons are expected, if requested, to provide Fir Tree with reasonable assistance, including, but not limited to, meeting or consulting with Fir Tree and its representatives, reviewing documents, analyzing facts and appearing or testifying as witnesses or interviewees or otherwise.

WHISTLEBLOWER POLICY

All Covered Persons must observe high standards of business and personal ethics in the conduct of their duties and responsibilities within the Firm. As employees and representatives of the Firm, Covered Persons are required to perform their duties and fulfill their responsibilities with honesty and integrity and in compliance with all laws, rules and regulations applicable to the Firm’s business. In furtherance of these requirements, Covered Persons are required to report to the Firm’s General Counsel (i) any known or suspected violations of the policies and procedures contained in the Compliance Manual, including violations of the Firm’s Code of Ethics, (ii) any known or suspected violations of any law, rule or regulation applicable to the Firm’s business, and/or (iii) other activities of any Covered Person or other person that could be construed as a violation of any law, rule or regulation applicable to the Firm’s business (each of (i), (ii) and (iii), a “Potential Violation”). The Firm has a strict non-retaliation policy that applies to Covered Persons who report such matters in good faith and, accordingly, the Firm has adopted a Whistleblower Policy which addresses complaints relating to Potential Violations and sets forth such non-retaliation policy. This policy can be found in the Firm’s Compliance Procedures.

IMPROPER USE OF FIR TREE PROPERTY

Covered Persons may not use Firm property or services (including services of Fir Tree Employees or service providers) for his or her personal benefit or the benefit of another person or entity, without the prior approval of the CCO. For this purpose, “property” means both tangible and intangible property, including Firm premises, equipment, supplies, information, business plans, business opportunities, confidential research, intellectual property (such as Fir Tree’s name and logo) or proprietary processes, and ideas for new research or services. Such restriction does not prohibit reasonable personal use of Fir Tree’s computers, telephones and other hardware.

USE OF ELECTRONIC COMMUNICATIONS

E-mail, instant messaging (e.g., Teams messages) and Bloomberg communications conducted on Firm systems and equipment (“Electronic Communications”) should be used primarily for the conduct of Firm business and may not be used in any illegal, offensive or unethical manner. Fir Tree prohibits using these tools for conducting non-Firm related business and for excessive personal use. Fir Tree reserves the right to access any Covered Person’s Electronic Communications for any business or compliance purpose. All Electronic Communications, whether business related or personal, are retained in accordance with Fir Tree’s Books and Records Policy and Procedures and are subject to review by Fir Tree and may be read by regulators or others in connection with regulatory or legal proceedings or examinations. Covered Persons should not expect that their Electronic Communications are private.

In all Electronic Communications, Covered Persons must refrain from (1) using inappropriate or offensive language; (2) attaching or forwarding inappropriate or offensive attachments or pictures; or (3) discussing inappropriate subject matters. Electronic Communications should be treated as any other written business communication. Please note that even if an Electronic Communication is deleted, the information is not destroyed or lost.

Covered Persons are not permitted to post any information regarding Fir Tree, its principals, Employees, Clients or Fund investors on any websites, message boards, chat rooms, social networking sites or blogs without the prior approval of the CCO.

In addition, Covered Persons are prohibited from using mobile electronic communication devices other than Firm issued or approved personal devices and authorized E-Mail addresses or instant messaging accounts (e.g. Fir Tree E-Mail, Bloomberg IM or MS Teams) to conduct Firm related business. For example, as a general matter, Covered Persons should not use personal E-Mail addresses or Private Messenger applications such as “iMessage”, “Facebook Messenger”, “Gmail,” “Yahoo,”, “WhatsApp”, “Telegram” or “Viber” accounts to conduct Firm business or communicate Firm business with anyone including Clients, Fund investors, Fir Tree Employees or service providers without the prior approval of the CCO.

PROTECTION OF FIR TREE’S NAME

Covered Persons should at all times be aware that Fir Tree’s reputation and credibility are valuable assets and must be safeguarded from any potential misuse. Covered Persons should exercise care to avoid the unauthorized use of Fir Tree names or reputation in any manner that could be misinterpreted to indicate a relationship between Fir Tree and any other entity or activity. Covered Persons are also prohibited from writing a book, article or any other publication or giving interviews or other commentaries (in each case, in any form including electronic format) regarding (a) Fir Tree or its Employees, Clients or Fund investors or (b) Covered Persons’ experience at, or with respect to, Fir Tree or its Employees, Clients or Fund investors without prior written authorization from the CCO. Such publication or communication is a violation of the Confidentiality Policy contained in this Code of Ethics.

COVERED PERSON INVOLVEMENT IN LITIGATION OR PROCEEDINGS

Each Covered Person must promptly notify the CCO regarding any threatened, potential or pending lawsuits or regulatory, legal or relevant agency investigations or proceedings (including personal bankruptcy proceedings) to which the Covered Person (i) is a party during the Covered Person’s employment at (or other affiliation with) Fir Tree, or (ii) was at any time prior to the Covered Person’s employment at (or other affiliation with) Fir Tree. In addition, each Covered Person is required to meet all personal legal obligations, including the timely filing of all appropriate tax returns.

BACKGROUND CHECKS AND DISCIPLINARY QUESTIONNAIRE

Covered Persons will be subject to education, credit, criminal and civil background checks prior to and during their employment period at Fir Tree on a periodic basis and are required to complete a Disciplinary Questionnaire and attest to its accuracy on an at least annual basis.

MAINTENANCE OF CODE OF ETHICS

The CCO is responsible for updating, maintaining and distributing this Code of Ethics in accordance with the Maintenance of the Code of Ethics Policy which is attached as Exhibit B of this Code of Ethics.

COVERED PERSON ACKNOWLEDGEMENTS

Initial Acknowledgement

All applicable Covered Persons must acknowledge their receipt and understanding of the Code of Ethics upon commencement of their employment (or upon becoming a Covered Person) at Fir Tree (or if this Code of Ethics is adopted after the commencement of employment / becoming a Covered Person, upon initial adoption of the Code of Ethics).

Annual Acknowledgement

No less than annually, the CCO will update and distribute the Code of Ethics to all applicable Covered Persons. All such Covered Persons must acknowledge their receipt and understanding of the Code of Ethics.

EXHIBIT A – PERSONAL SECURITIES TRANSACTIONS POLICY

General Prohibition on Personal Securities Transactions

Except as specifically listed below, Covered Persons are not permitted to trade in any securities, whether publicly traded or privately held, including individual equity, fixed income or derivative securities, including, but not limited to common stock, “non-broad-based” exchange traded funds (“ETFs”), closed-end funds, cryptocurrency, private equity, preferred stock, corporate bonds and options. If you are unsure if a potential investment is deemed a Permitted or Exempt Transaction, consult with the CCO prior to execution.

Permitted and Exempt Transactions

Covered Persons may trade in securities in the following limited instances (“Permitted Transactions”). However, all Permitted Transactions are subject to the pre-clearance and reporting obligations described below:

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After becoming a Covered Person, the sale or other disposition of securities held prior to becoming a Covered Person (“Pre-Existing Positions”). Covered Persons may not trade Pre-Existing Positions without pre-clearance, unless it is done (1) pursuant to an automatic dividend reinvestment process or (2) in connection with a stock split, business combination transaction, or similar actions taken by the issuer in which the Covered Person is not given the option to decide whether he or she will participate in the proposed action;

•	Investments in certain cryptocurrencies;

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Investments in operating companies, private investment funds (e.g., hedge funds, private equity funds, and real estate funds) that are managed by third-party investment managers or similar types of private investments that would not create potential conflicts of interest with Clients (“Private Investments”).

In addition, Covered Persons may buy and sell the following securities (“Exempt Securities”). The following Exempt Securities are not subject to the pre-clearance requirement described below:

•	Direct obligations of the Government of the United States;

•	Shares issued by money market funds;

•	Shares issued by the following publicly traded open-end funds:

•	Mutual funds, with 5 ticker symbols that end with an “X”

•	Exchange-traded funds (“ETFs”) that are “broad-based” in nature[1]

[1]

“Broad-based” ETFs track widely referenced indices (e.g., the S&P 500), or a broad sector within a widely referenced index (e.g., the S&P 500 Health Care Sector). For an ETF to be considered “broad-based”, it must hold at least 30 different issuers, where no one issuer makes up more than 20% of the ETF’s targeted weightings.

•

Transactions in accounts held by Covered Persons’ children (“Children’s Account”), provided that (1) each child of a Covered Person shall have no more than one account with a total value not exceeding $50,000 at any given time and (2) the Covered Person does not trade or direct the trading in his or her Children’s Account.

Additionally, the following Exempt Securities are not subject to either the pre-clearance or reporting requirements described below:

•	Investments in private funds managed by Fir Tree; and

•	Transactions in 401(k) plans sponsored by Fir Tree or a former employer of the Covered Person or 529 savings accounts.

Beneficial Ownership

As described more in detail below, Covered Persons must pre-clear and provide reports on Permitted Transactions in which Covered Persons have beneficial ownership. Covered Persons are considered to have “beneficial ownership” of securities if they, directly or indirectly through any contract, arrangement, understanding, relationship or otherwise, have or share direct or indirect pecuniary interest in the securities. Covered Persons have a pecuniary interest in securities if they have the opportunity, directly or indirectly, to profit or share in any profit from a securities transaction.

The following are examples of indirect pecuniary interest in securities:

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Securities held by members of Covered Persons’ immediate family sharing the same household. Immediate family means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, domestic partner, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law. Adoptive relationships are included;

•	Covered Persons’ interests as a general partner in securities held by a general or limited partnership; and

•	Covered Persons’ interests as a manager/member in the securities held by a limited liability company.

A Covered Person does not have an indirect pecuniary interest in securities held by a corporation or similar entity in which the Covered Person owns securities unless the Covered Person is a controlling shareholder or shares investment control over the securities held by the entity.

The following circumstances constitute beneficial ownership by Covered Persons of securities held by a trust:

•	Ownership of securities as a trustee where either the Covered Person or members of the Covered Persons’ immediate family have a vested interest in the principal or income of the trust;

•	Ownership of a vested beneficial interest in a trust; and

•	A Covered Person’s status as a settlor/grantor of a trust, unless the consent of all of the beneficiaries is required in order for the Covered Person to revoke the trust.

Pre-Clearance Procedures

Covered Persons must obtain pre-clearance for all Permitted Transactions (which include trading Pre-Existing Positions and Private Investments) in which the Covered Persons will have beneficial ownership. Covered Persons are not required to obtain pre-clearance for Exempt Securities or Transactions in any Non-Discretionary Account (as defined below) for which the Covered Person and their immediate family member(s): (i) do not exercise investment discretion; (ii) do not receive notice of specific transactions prior to execution; and (iii) otherwise have no direct or indirect influence or control. If you are unsure whether a proposed transaction requires pre-clearance, you should contact the CCO.

A “Non-Discretionary Account” means a securities investment or trading account over which the Covered Person and their immediate family member(s): (i) do not exercise investment discretion; (ii) do not receive notice or have prior knowledge of transactions prior to execution; and (iii) otherwise have no direct or indirect influence or control.

Fir Tree reserves the right to disapprove any proposed transaction that may have the appearance of improper conduct, including front-running or scalping of trades. In addition, Covered Persons are not permitted to trade in securities on Fir Tree’s Restricted List or, without the approval of the CCO, on the Watch List.

All pre-clearance requests must be submitted to Compliance via ComplianceAlpha. Once pre-clearance is granted, by the CCO or the CCO’s designee a Covered Person may only transact in that Security for the following five calendar days. If the Covered Person wishes to transact in that Security beyond the five day period, they must again obtain pre-clearance from the CCO.

An alternate Compliance officer will review all pre-clearance requests submitted by the CCO.

Reporting Requirements

1.

Holdings and Account Reports: All Covered Persons must disclose to the CCO whether they have direct or indirect beneficial ownership of any securities within ten (10) days of becoming subject to the Code of Ethics and annually after that. This requirement applies to all brokerage accounts in which a Covered Person has direct or indirect beneficial ownership, regardless of whether such accounts hold any securities at the time. This holdings and account information must be current as of a date no more than forty-five (45) days prior to the date the report was submitted. Covered Persons will submit their initial and annual holdings by completing the Initial and Annual Personal Securities Holdings Attestation issued by Compliance Department via ComplianceAlpha. In the event that a Covered Person has investments in securities that are not held at a brokerage firm (e.g. investments in private equity or hedge funds, physical certificates, other private investments in partnerships or companies, etc.), it is the Covered Person’s responsibility to report this information on the initial and annual holding reports.

2.

Quarterly Transactions Reports: All Covered Persons under the Code of Ethics are required, within 30 days after each calendar quarter end, to complete and submit a report of all transactions during the quarter involving reportable securities in which Covered Persons had or acquired direct or indirect beneficial ownership including the opening of any new brokerage accounts. Covered Persons will submit their quarterly transactions reports by completing the Quarterly Securities Transactions Attestation issued by the Compliance Department via ComplianceAlpha. Covered Persons must complete these reports even if no reportable transactions occurred during the quarter.

3.

Non-Discretionary Account Attestation: Prior to allowing any trading in a Non-Discretionary Account, Covered Persons under the Code of Ethics are required to attest that none of the Covered Person or immediate family member(s) maintains or has any direct or indirect investment influence or control over such Non-Discretionary Account or prior knowledge about transactions in such Account. The attestation shall be submitted via ComplianceAlpha.

Reporting Violations and Remedial Actions

The permitted securities transactions in this Policy is a privilege not to be abused. The CCO may revoke this privilege at any time without notice if the CCO feels that the privilege is being abused or is otherwise detrimental to Fir Tree. Fir Tree takes the potential for conflicts of interest caused by personal investing very seriously. As such, Covered Persons must promptly report any violations of the Code of Ethics to the CCO. Fir Tree’s management is aware of the potential matters that may arise as a result of this reporting requirement, and will take action against any Covered Person that seeks retaliation against another for reporting violations of the Code of Ethics.

If any violation of this Policy is determined to have occurred, the CCO may impose sanctions and take such other actions as the CCO, after consultation with the GC, deems appropriate, including, without limitation, requiring that the trades in question be reversed, requiring the disgorgement of profits or gifts, issuing a letter of caution or warning, issuing a suspension of personal trading rights or suspension of employment at (or other affiliation with) Fir Tree (with or without compensation), making a civil referral to the SEC, making a criminal referral, and/or terminating employment at (or other affiliation with) Fir Tree or any combination of the foregoing. All sanctions and other actions taken will be in accordance with applicable employment laws and regulations. Any profits or gifts forfeited will be paid to the applicable Client(s) that have suffered a loss as a result of the prohibited action or given to a charity, as the CCO shall determine is appropriate.

No person shall participate in a determination of whether he or she has committed a violation of this Policy or in the imposition of any sanction against himself or herself.

EXHIBIT B – MAINTENANCE OF THE CODE OF ETHICS POLICY

Policy

The CCO (or its designee) shall review the Code of Ethics no less frequently than annually to ensure the adequacy of its policies and procedures. The reviews will include, in part, specific consideration of the following:

•	Any compliance matters that arose during the previous year;

•	Any changes in the business activities of the Fir Tree (or any affiliated entities); and

•	Any changes to applicable laws, rules or regulations that might suggest a need to revise the Code of Ethics.

All required changes to the Code of Ethics resulting from the reviews and/or other considerations shall be approved and made by the CCO.

Disclosure

Fir Tree shall describe its Code of Ethics to Clients in Part 2A of Form ADV and, upon request, furnish Clients with a copy of the Code of Ethics.

Recordkeeping

Fir Tree shall maintain records in the manner and to the extent described below, which records shall be available for appropriate examination by representatives of regulatory authorities or Fir Tree’s management:

•	A copy of this Code of Ethics and any other code which is, or at any time within the past six (6) years has been, in effect shall be preserved in an easily accessible place;

•	Copies of all pre-clearance requests submitted pursuant to the Code of Ethics.

•	Copies of all initial and annual personal securities holdings reports and quarterly personal securities transactions reports received during the last five (5) years.

•	Copies of all reports detailing Covered Persons’ outside business activities.

•

A record of any violation of this Code of Ethics and of any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than five (5) years following the end of the fiscal year in which the violation occurs.

•

A list of all persons who are, or within the past five (5) years have been, required to make reports pursuant to the Code of Ethics, or who are or were responsible for reviewing these reports, shall be maintained in an easily accessible place.

•

Records of any decision, and the reasons supporting the decision, to approve the acquisition of any private offering or IPO by Employees for at least five (5) years after the end of the fiscal year in which the approval is granted, the first two (2) years in an easily accessible place.

Procedures

1.

The CCO shall be responsible for coordinating the reviews (annually, and on an as-needed basis) of the Code of Ethics and Fir Tree’s policies and procedures. Documentation of the reviews shall be kept in written format and made available to individuals as required by law, and other parties that Fir Tree deems appropriate.

2.

Any changes to the Code of Ethics shall be made by the CCO or a designee appointed by the CCO. All final changes shall be approved by the CCO. However, on an ongoing basis, the CCO shall coordinate the review of proposed material changes to, and material breaches of, the policies and procedures set forth in this Code of Ethics, with Fir Tree’s senior management.

3.	The CCO shall distribute this Code of Ethics and all amendments to it to all Covered Persons and obtain and keep their acknowledgements of receipt of the Code of Ethics and all amendments thereto.

4.

The CCO is designated with the full power to enforce the policies and procedures set forth in the Code of Ethics. The CCO shall report any known material violations of the Code of Ethics to the Managing Partners, and as applicable, the General Counsel.

5.	All questions regarding the Code of Ethics shall be directed to the CCO.

6.	Fir Tree will conduct periodic formal training on various aspects of the Code of Ethics and evidence the trainings in a written format.

Responsibility

The CCO is responsible for the successful implementation of the policies and procedures contained in the Code of Ethics (including determining who must receive and abide by this Code of Ethics, e.g., certain independent consultants, long-term temporary employees, etc.). All questions regarding the policy should be directed to the CCO. All Covered Persons must acknowledge their receipt and understanding of the Code of Ethics upon commencement of their employment / relationship with Fir Tree.